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EXHIBIT 4.4(b)

NAVTEQ CORPORATION

2001 STOCK OPTION PLAN FOR CALIFORNIA EMPLOYEES

STOCK OPTION AGREEMENT

I.     NOTICE OF STOCK OPTION GRANT

  «FirstName» «LastName»
  «Address1»
  «City», «State» «Zip»
  «Country»

You have been granted an option (this "Option") under the NAVTEQ Corporation 2001 Stock Option Plan for California Employees, as amended through the date hereof (the "Plan"), to purchase shares of Common Stock of the Company (each a "Share" and, collectively, the "Shares"), subject to the terms and conditions of both the Plan and this Stock Option Agreement (this "Option Agreement"), as follows:

Grant Number:	«GrantNo»
Date of Grant:	«GrantDate»
Vesting Commencement Date:	«AgrmntVestCommDate»
Exercise Price per Share:	USD $«Grant_Price»
Total Number of Shares Subject to this Option:	«SharesGranted»
Total Exercise Price:	USD $«TotalExerPrice»
Expiration Date:	«ExpirationDate»
Type of Option:	Non-Qualified Stock Option

  Exercisability and Vesting:

        Notwithstanding anything herein to the contrary, this Option may be exercised only to the extent it has become vested. This Option will vest and become exercisable with respect to 12/48th of the Shares one year from the Vesting Commencement Date and an additional 1/48th of the Shares on the first day of each month thereafter, in each case, subject to your continuous Status as an Employee on such date.

        Except as otherwise provided herein, this Option, to the extent vested, may be exercised in whole or in part at any time prior to the close of business at the Company's principal executive offices on the 90th day following the termination of your Continuous Status with the Company and its Affiliates. Notwithstanding the foregoing, (i) in the event that you have voluntarily terminated your Continuous Status with the Company, this Option, to the extent vested, may be exercised in whole or in part at any time prior to the 30th day following the termination of your Continuous Status, (ii) in the event of your death, this Option, to the extent vested, may be exercised in whole or in part at any time during the 18-month period immediately following your death, and (iii) in the event you terminate your employment due to a Disability, this Option, to the extent vested, may be exercised in whole or in part at any time during the 12-month period immediately following your Disability. However, if the option exercise period determined under subsection (i), (ii), or (iii) above would otherwise expire during either a Market Stand-Off period or any period during which the sale of shares is restricted due to Company policies on insider trading, the option exercise period for such Options will automatically be extended for a period of 15 days after the end of the applicable sale restriction period.

        If, at any time, you cease to be an Employee of the Company but you continue to provide bona fide services in a different capacity to the Company following such cessation, including without limitation as a Director, Consultant or independent contractor, then a termination of your Continuous Status shall not be deemed to have occurred for purposes of this Agreement upon such change in relationship. Likewise, your Continuous Status shall not be considered interrupted in the case of any absence approved by the Company or a transfer between locations of the Company or between the Company, its Affiliates, or any successor.

        However, for purposes of treatment of the Option as an Incentive Stock Option, a leave of absence may not exceed 90 days, unless a return to active employment status upon expiration of such leave is guaranteed by statute or contract. If your return to active employment status upon expiration of a leave of absence approved by the Company is not so guaranteed, your employment relationship will be deemed to have terminated on the 91st day of such leave solely for purposes of eligibility to obtain favorable tax treatment of Incentive Stock Options upon exercise. In addition, this Option shall not be treated as an Incentive Stock Option with respect to any exercise that occurs more than 90 days after cessation of your status as an Employee (except as otherwise permitted under Code section 421 or 422).

        Notwithstanding anything herein to the contrary, (a) in no event may all or any portion of this Option be exercised after the Expiration Date set forth above, and (b) if you commit an act of Misconduct, (1) this Option shall immediately terminate at the time of such act of Misconduct without any action on the part of the Company, (2) the Shares covered by the unexercised portion of this Option shall immediately revert to the Plan, and (3) to the extent this Option has been exercised subsequent to such Misconduct, the Company may, at any time prior to the close of business on the 90th day following the date on which the Company's chief executive officer obtains knowledge of such Misconduct, (x) rescind such exercise and, upon tendering to you the exercise price for the Shares issued to you in connection with such exercise, recover such Shares, and/or (y) to the extent you have sold such Shares, recover from you the net proceeds from the sale of such Shares (less the exercise price for such Shares), plus interest on such amount, at an annual rate equal to the then current prime rate on commercial loans plus 1%, from the exercise date to the date you pay such amount to the Company.

II.    AGREEMENT

        1.    Grant of Option.    The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the "Optionee" or "you") this Option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms and conditions of both the Plan, which is incorporated herein by reference, and this Option Agreement. Subject to Section 12(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used in this Option Agreement but not otherwise defined herein shall have the meaning ascribed to each such term in the Plan. If this Option is designated in the Notice of Grant as an Incentive Stock Option (an "ISO"), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, even if this Option is intended to be an ISO, it shall be treated as a Non-Qualified Stock Option to the extent this Option exceeds the $100,000 rule set forth in Section 422 of the Code. In addition, in the event of your change in status from an Employee to a Consultant or Director, or a Consultant to an Employee, this Option Agreement shall remain in effect; provided, however, that three (3) months and one (1) day after your status changes from an Employee to a Consultant or Director, this Option, to the extent an ISO, will become a Non-Qualified Stock Option.

        2.    Exercise of Option.

          (a)    Right to Exercise.    This Option is exercisable on or prior to the Expiration Date (as set forth in the Notice of Grant) in accordance with the Exercisability and Vesting provisions set forth in the Notice of Grant and in accordance with the other applicable provisions of this Option Agreement and the Plan. In the event of Optionee's death, Disability or other termination of Optionee's employment, consulting or other service relationship with the Company, the exercisability of this Option shall be governed by the applicable provisions of the Plan and this Option Agreement.

          (b)    Method of Exercise.    This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the "Exercise Notice"), which shall state the election to exercise this Option, the number of Shares in respect of which this Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company. The Optionee acknowledges and agrees that the Exercise Notice may include such provisions as the Administrator in its sole discretion may determine are desirable including, without limitation, restrictions on transfer, rights to require sale of the shares in the event of a change in control of the Company and limitations on sales immediately following an initial public offering. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Company's Common Stock is then listed. Assuming such compliance, the Exercised Shares shall be considered, for income tax purposes, transferred to the Optionee on the date this Option is exercised with respect to such Exercised Shares.

        3.    Method of Payment.    Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, as determined by the Administrator in its discretion at the time of exercise:

          (a)   cash;

          (b)   certified or cashier's check;

          (c)   delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of this Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; and/or

          (d)   surrender of other shares of Common Stock of the Company (via actual delivery or attestation) which have been owned by the Optionee for more than six (6) months on the date of surrender and have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

        4.    Non-Transferability of Option.    This Option may not be transferred in any manner other than by will or by the laws of descent or distribution. This Option may be exercised during the lifetime of Optionee only by the Optionee in accordance with the terms of the Plan and this Option Agreement. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

        5.    Term of this Option.    This Option may not be exercised, in whole or in part, after the Expiration Date set forth in the Notice of Grant.

        6.    Lock-Up Period.    Optionee hereby agrees not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company's equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the "Market Standoff Period"), except as part of such underwritten registration if otherwise permitted. In addition, Optionee agrees to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 6. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

        7.    Restrictions on Exercise/Legal Compliance.    This Option may not be exercised (a) until such time as the Plan has been approved by the stockholders of the Company, or (b) if the issuance of any Share upon such exercise or the method of payment of consideration for any such Share would constitute a violation of any Applicable Law. Optionee represents that when Optionee exercises this Option, Optionee will be purchasing Shares for Optionee's own account and not on behalf of others. Optionee understands and acknowledges that federal, state and foreign securities laws govern and restrict Optionee's right to offer, sell or otherwise dispose of Shares issued upon exercise of this Option unless such offer, sale or other disposition thereof is registered under the Securities Act and state or foreign securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. Optionee agrees that Optionee will not offer, sell or otherwise dispose of any Share in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any state or other federal law, or (iii) violate any agreement between Optionee and the Company, including this Option Agreement. Optionee further understands that all certificates evidencing Shares purchased hereunder will bear such legends as the Company deems necessary or desirable with respect to the Securities Act and/or other rules, regulations or laws.

        8.    Withholding of Taxes.    The Company shall be entitled, if necessary or desirable, to withhold from you from any amounts due and payable, or Shares owed, to you by the Company (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Share issued pursuant to this Option Agreement, and the Company may defer such issuance unless indemnified by you to its satisfaction; provided however, that if Shares are withheld, the value of such Shares shall not exceed the amount necessary to satisfy the minimum statutory withholding amount.

        9.    Entire Agreement; Governing Law.    The Plan is incorporated herein by reference. The Plan and this Option Agreement (including the Notice of Grant) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This Option Agreement is governed by the laws of the State of Delaware except for that body of law pertaining to conflict of laws.

        10.    No guarantee of employment.    Optionee acknowledges and agrees that the vesting of shares pursuant to the vesting provisions set forth herein is earned only by continuing service as an employee, consultant or director, in each case at the will of the company (and not through the act of being hired, being granted an option or purchasing shares hereunder). Optionee further acknowledges and agrees that this option agreement, the transactions contemplated hereunder and the vesting provisions set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all, and shall not interfere with optionee's right or the company's right to terminate optionee's employment or consulting relationship at any time, with or without cause.

        11.   Optionee hereby consents to receive information regarding the Company electronically at Optionee's Company e-mail address, including, but not limited to, information regarding the Plan and information distributed to the Company's stockholders.

        12.   You agree that You will not use Your Option award hereunder, the Exercise Price per Share for Your Option award, the Fair Market Value of the Company's Common Stock determined by the Company's Board of Directors in connection with the granting of Your Option award, or the fair market value of the Company determined by the Company's Board of Directors upon which such Fair Market Value was based (or any analyses, valuations, opinions or advice relating thereto), or any deliberations or discussions of the Company's Board of Directors or advisors (including any records thereof) in connection with any of the same, in any way to dispute, interfere with, or otherwise contest the conversion of those Preferred Shares of the Company that had been held by Philips Consumer Electronic Services B.V., and were convertible to Common Stock on October 1, 2002. You also agree that You are not entitled to any damages, consideration, or compensation of any sort from any person or entity in connection with Your Option award resulting from, or in any way related to, the conversion of such Preferred Shares, the issuance of common shares in connection with such conversation, or otherwise. You agree that Your Option award fulfills any and all promises and/or representations, written or oral, made to You in connection with Your employment by NAVTEQ up to and including the actual date of Your signature on this Stock Option Agreement.

        By your signature and the signature of the Company's representative on the following page, you and the Company hereby agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement (including the Notice of Grant). In addition, your signature on the following page evidences your acknowledgment that you have reviewed the Plan and this Option Agreement in their entirety, you have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and you fully understand all provisions of the Plan and this Option Agreement. You agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and/or this Option Agreement. You also acknowledge and understand that the Plan Administrator has the authority to act in certain circumstances without your consent, including, but not limited to, the authority to adjust the terms and conditions of this Agreement in the event of certain Corporate Transactions and other Events, as described in Section 11 of the Plan, and such actions could negatively impact your rights under this Agreement. Additionally, you agree to notify the Company upon any change in the residence address indicated on the following page.

OPTIONEE:	NAVTEQ CORPORATION
Signature	/s/ JUDSON GREEN By
Print Name	Judson Green Name
Residence Address	President and CEO Title
City, State, Zip
Country

CONSENT OF SPOUSE

        The undersigned spouse of Optionee has read and hereby approves the terms and conditions of the Plan and this Option Agreement. In consideration of the Company granting to Optionee the right to purchase shares of the Company's common stock as set forth in the Plan and this Option Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Option Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned's spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan and/or this Option Agreement.

Signature of Optionee's Spouse
Printed Name of Optionee's Spouse

EXHIBIT A

NAVTEQ CORPORATION

EXERCISE NOTICE

NAVTEQ Corporation
Merchandise Mart Plaza—Suite 900
Chicago, IL 60654
USA

Attention: Shareholder Administrator

        1.    Exercise of Option.    Effective as of today,                         the undersigned ("Purchaser") hereby elects to purchase                        shares (the "Shares") of the Common Stock of NAVTEQ Corporation (the "Company") under and pursuant to the 2001 Stock Incentive Plan (the "Plan"), and the Stock Option Agreement, dated as of                        (the "Option Agreement"). The aggregate purchase price for the Shares being purchased hereunder shall be $                        , as required by the Option Agreement.

        2.    Delivery of Payment.    Purchaser herewith delivers to the Company the aggregate purchase price for the Shares being purchased hereunder.

        3.    Representations of Purchaser.    Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

        4.    Rights as Stockholder.

          (a)   Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing the Shares being purchased hereunder, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to any such Share, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

          (b)   Drag-Along Right.    Notwithstanding anything contained herein to the contrary, if at any time any stockholder of the Company, or group of stockholders, owning a majority or more of the voting capital stock of the Company (hereinafter, collectively the "Transferring Stockholders") proposes to enter into any transaction involving (a) a sale of more than 50% of the outstanding voting capital stock of the Company in a non-public sale or (b) any merger, share exchange, consolidation or other reorganization or business combination of the Company immediately after which a majority of the directors of the surviving entity is not comprised of persons who were directors of the Company immediately prior to such transaction or after which persons who hold a majority of the voting capital stock of the surviving entity are not persons who held voting capital stock of the Company immediately prior to such transaction (a "Change-in-Control Transaction"), the Company may require the Purchaser to participate in such Change-in-Control Transaction with respect to all or such number of the Purchaser's Shares as the Company may specify in its discretion, by giving the Purchaser written notice thereof at least ten days in advance of the date of the transaction or the date that tender is required, as the case may be. Upon receipt of such notice, the Purchaser shall tender the specified number of Shares, at the same price and upon the same terms and conditions applicable to the Transferring Stockholders in the transaction or, in the discretion of the acquirer or successor to the Company, upon payment of the purchase price to the Purchaser in immediately available funds.

        5.    Tax Consultation.    Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

        6.    Restrictive Legends and Stop-Transfer Orders.

          (a)    Legends.    Purchaser understands and agrees that, to the extent the Company determines it is required by applicable state, Federal or foreign securities laws, the Company shall cause a legend, in the form the Company determines to be appropriate, to be placed upon any certificate(s) evidencing ownership of the Shares.

          (b)    Stop-Transfer Notices.    Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

          (c)    Refusal to Transfer.    The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of any such Shares or to accord the right to vote or receive dividends in respect of any such Shares to any purchaser or other transferee to whom such Shares shall have been transferred in violation of any of the provisions of this Agreement.

        7.    Entire Agreement; Governing Law.    The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof. This agreement is governed by Delaware law except for that body of law pertaining to conflict of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions hereof shall nevertheless remain effective and shall remain enforceable.

Submitted by:	Accepted on this day of , by:
PURCHASER:	NAVTEQ CORPORATION
Signature	By
Print Name	Title
Residence Address	Merchandise Mart Plaza—Suite 900 Address
City, State, Zip	Chicago, IL 60654
Country	USA

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  EXHIBIT 4.4(b)